Phillips Edison & Company Declares Monthly Dividend Distribution

CINCINNATI – August 8, 2023 - Phillips Edison & Company, Inc. (Nasdaq: PECO) (“PECO”), one of the nation’s largest owners and operators of grocery-anchored omni-channel neighborhood shopping centers, today announced that its Board of Directors declared a monthly dividend distribution of $0.0933 per share payable on September 1, 2023 to stockholders of record as of August 18, 2023. Operating partnership unit holders receive distributions at the same rate as common stockholders, subject to the required tax withholding.

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About Phillips Edison & Company
Phillips Edison & Company, Inc. (“PECO”) is one of the nation’s largest owners and operators of omni-channel grocery-anchored shopping centers. Founded in 1991, PECO has generated strong results through its vertically-integrated operating platform and national footprint of well-occupied shopping centers. PECO’s centers feature a mix of national and regional retailers providing necessity-based goods and services in fundamentally strong markets throughout the United States. PECO’s top grocery anchors include Kroger, Publix, Albertsons and Ahold Delhaize. As of June 30, 2023, PECO managed 294 shopping centers, including 274 wholly-owned centers comprising 31.4 million square feet across 31 states and 20 shopping centers owned in one institutional joint venture. PECO is exclusively focused on creating great omni-channel, grocery-anchored shopping experiences and improving communities, one neighborhood shopping center at a time.

Investors
Kimberly Green, Head of Investor Relations
(513) 692-3399, kgreen@phillipsedison.com